                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-23933

                    Prospectus Supplement Dated May 29, 2001
                                       to
                         Prospectus Dated March 25, 1997

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

       The table set forth in the Section of the Prospectus entitled "Selling Security Holders" is hereby updated to reflect the grant of certain options pursuant to Authentidate Holding Corp.'s 1992 Employee Stock Option Plan and 1992 Non-Executive Director Stock Option Plan to certain officers and non-executive directors of Authentidate Holding Corp., as set forth below:



                                                                                          Percentage
                                    Shares/              Shares/          Shares/          of Shares
 NAME AND ADDRESS OF             Option Shares           Option        Option Shares        Owned
SELLING SECURITY HOLDER(1)     Beneficially Owned        Shares         Owned After         After
                               Prior to Offering         Offered          Offering       Offering (2)
Nicholas Themelis (3)           17,500/309,869          0/200,000      17,500/109,868         **
Robert Van Naarden (4)             0/547,397            0/200,000        0/347,397            **
Charles C. Johnston (5)          58,750/60,000          0/60,000          58,750/0            **
Steven Kriegsman (6)               0/50,000             0/50,000             0                **
------------------------------
**      Percentage is less than 1%.


(1) The address for each holder is c/o Authentidate Holding Corp., 2165 Technology Drive, Schenectady, New York 12308.

(2) Includes all shares of Common Stock owned by the respective Selling Security Holder unless otherwise noted.

(3) Mr. Themelis is a director and the Chief Technology Officer of the Company. Offered shares are underlying options granted pursuant to the 1992 Employee Stock Option Plan exercisable at $11.25 per share and expiring on February 28, 2005.

(4) Mr. Van Naarden is a director of the Company and the Chief Executive Officer of its Authentidate, Inc. subsidiary. Offered shares are underlying options granted pursuant to the 1992 Employee Stock Option Plan exercisable at $6.3125 per share and expiring on July 10, 2004.

(5) Listed holder is a non-employee director of the Company. Offered shares were granted under the 1992 Non- executive Director Stock Option Plan. Of the offered shares, 20,000 are underlying options exercisable at $2.78125 per share and expiring on December 10, 2002; 20,000 are underlying options exercisable at $1.00 per share and expiring on September 1, 2003; 10,000 are underlying options exercisable at $.84375 per share and expiring on September 1, 2004; and 10,000 are underlying options exercisable at $4.8125 per share and expiring on September 1, 2005.

(6) Listed holder is a non-employee director of the Company. Offered shares were granted under the 1992 Non- executive Director Stock Option Plan. Of the offered shares, 20,000 are underlying options exercisable at $2.78125 per share and expiring on December 10, 2002; 10,000 are underlying options exercisable at $1.00 per share and expiring on September 1, 2003; 10,000 are underlying options exercisable at $.84375 per share and expiring on September 1, 2004; and 10,000 are underlying options exercisable at $4.8125 per share and expiring on September 1, 2005.